EXHIBIT 4.2


ACUP USE OF PROCEEDS

ASSUMING A $1 MILLION  BRIDGE

     o    150K Musco settlement
     o    550K Operations for 2 months
     o    100K Certification for Surecount and California
     o    100K Legal and accounting
     o    100K Offering costs